Exhibit 99.1

KONTOOR BRANDS REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2023 OUTLOOK

Fourth Quarter 2022 Highlights
•Revenue of $732 million increased 7 percent (9 percent in constant currency) compared to Q4'21
•Reported EPS of $0.91 compared to Q4'21 reported EPS of $0.75; adjusted EPS of $0.88 compared to Q4’21 adjusted EPS of $0.88
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.48 per share, payable on March 20, 2023, to shareholders of record at the close of business on March 10, 2023

Full Year 2022 Highlights
•Revenue of $2.63 billion increased 6 percent (8 percent in constant currency) compared to FY’21
•Reported EPS of $4.31 compared to FY’21 reported EPS of $3.31; adjusted EPS of $4.49 compared to FY’21 adjusted EPS of $4.28
•Through a combination of share repurchases and dividend payouts, the Company returned a total of $166 million to shareholders during 2022

Full Year 2023 Financial Outlook
•Revenue is expected to increase at a low-single digit percentage compared to FY’22
•EPS is expected to be in the range of $4.55 to $4.75

GREENSBORO, N.C. - February 28, 2023 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and full year ended December 31, 2022.

“We finished 2022 strong, as fourth quarter revenue and EPS came in significantly above our plan. Despite unprecedented macroeconomic challenges, we are delivering on many of our long-term goals, with 2022 revenue and earnings ahead of our Investor Day targets. I want to thank our teams around the world for navigating these near-term external pressures, while setting the foundation for Kontoor’s long-term future success,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“Even as we anticipate macro headwinds to persist through the year, we begin 2023 from a position of strength. We expect our strategic investments in talent, demand creation and innovation to support continued share gains in our core business, while also driving diversified, accretive growth across DTC channels, categories and international markets. Kontoor’s powerful combination of sustained profitability, robust balance sheet, and flexible capital allocation optionality should continue to yield superior returns for all stakeholders,” added Baxter.

This release refers to “adjusted” amounts from 2022 and 2021 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant currency” amounts are the same.

Fourth Quarter 2022 Income Statement Review

Revenue was $732 million, a 7 percent increase (9 percent increase in constant currency) over the same period in the prior year. Revenue increases were primarily driven by strength in domestic wholesale and Digital, somewhat offset by decreases in International with the continued impacts of lockdowns and restrictions in China weighing on the quarter.

U.S. revenue was $605 million, increasing 16 percent over the same period in the prior year, with gains in both the Wrangler and Lee brands. U.S. wholesale increased 17 percent compared to the fourth quarter 2021, including strength in U.S. digital wholesale which increased 66 percent compared to last year. These gains were augmented by continued strength in U.S. own.com revenue, which increased 19 percent compared to the same period last year.

International revenue was $127 million, a 20 percent decrease (12 percent decrease in constant currency) over the same period in the prior year. China decreased 33 percent (25 percent decrease in constant currency) compared to the fourth quarter 2021, driven by impacts from the COVID lockdowns and restrictions in the region. Europe decreased 15 percent (4 percent decrease in constant currency) over the same period last year, with wholesale pressures more than offsetting constant currency gains in DTC.

Wrangler brand global revenue was $509 million, a 15 percent increase (16 percent increase in constant currency) from the same period in the prior year. Wrangler U.S. revenue increased 19 percent compared to the same period last year, primarily driven by increased shipments in U.S. wholesale, with broad-based channel and category strength including Western, Outdoor, Workwear and T-shirts. Wrangler international revenue decreased 17 percent (9 percent decrease in constant currency) compared to the fourth quarter 2021, with gains in DTC more than offset by decreases in wholesale channels.

Lee brand global revenue was $219 million, a 6 percent decrease (3 percent decrease in constant currency) from the same period in the prior year. Lee U.S. revenue increased 5 percent compared to the same period last year, primarily driven by Digital. Globally, non-denim categories such as T-shirts experienced significant year-over-year gains in the quarter. Lee international revenue decreased 21 percent (13 percent decrease in constant currency) compared to the fourth quarter 2021, driven primarily by reductions in China due to the impact of COVID restrictions.

Other global revenue was $4 million, a 19 percent decrease compared to the same period in the prior year.

Gross margin decreased 200 basis points to 40.8 percent of revenue compared to the same period last year. Compared to adjusted gross margin in the fourth quarter 2021, gross margin decreased 180 basis points. Higher inflationary pressures on input costs, inventory provisions and impacts from production downtime, as well as foreign currency, primarily drove the decline. The decline was partially offset by strategic pricing and channel mix, as well as moderating transitory costs such as air freight.

Selling, General & Administrative (SG&A) expenses were $214 million in the fourth quarter. Adjusted SG&A expenses were $213 million, or 29.1 percent of revenue, decreasing 290 basis points compared to the same period in the prior year. As expected, tight controls of discretionary expenses as well as lower compensation costs and a decrease in credit loss provisions were somewhat offset by higher distribution expenses, and an increase in strategic investments in IT.

Operating income was $85 million on a reported basis and $86 million on an adjusted basis. Adjusted operating margin of 11.7 percent increased 110 basis points compared to adjusted operating margin during the same period in the prior year. Benefits from tight expense controls, lower compensation costs and strategic pricing more than offset higher inflationary pressures on input costs, inventory provisions and impacts from production downtime.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $95 million on a reported basis and $93 million on an adjusted basis. Adjusted EBITDA margin of 12.7 percent increased 60 basis points compared to adjusted EBITDA margin during the same period in the prior year.

Earnings per share was $0.91 on a reported basis and $0.88 on an adjusted basis compared to reported EPS of $0.75 and adjusted EPS of $0.88, in the same period last year.

Full Year 2022 Income Statement Review

Revenue was $2.63 billion, a 6 percent increase (8 percent increase in constant currency) over the prior year. Revenue increases were primarily driven by strength in Digital, including own.com and digital wholesale, as well as strength in U.S. wholesale. These gains were somewhat offset by a decrease in non-U.S. wholesale with the continued impacts of lockdowns and restrictions in China weighing on the year.

U.S. revenue was $2.07 billion, increasing 11 percent over last year, with gains in both the Wrangler and Lee brands. U.S. wholesale increased 11 percent compared to 2021, including strength in digital wholesale which increased 23 percent compared to last year. These gains were augmented by continued strength in U.S. own.com revenue which increased 23 percent compared to 2021.

International revenue was $557 million, an 8 percent decrease (1 percent decrease in constant currency) over the prior year. China decreased 23 percent (20 percent decrease in constant currency) compared to 2021, driven by the impacts of COVID lockdowns and restrictions in the region. Europe decreased 5 percent (a 7 percent increase in constant currency) over the prior year, with DTC driving the constant currency gains.

Wrangler brand global revenue was $1.75 billion, an 11 percent increase (12 percent increase in constant currency) from the prior year, driven by U.S. wholesale and global Wrangler own.com which increased 25 percent. Wrangler U.S. revenue increased 13 percent compared to last year, with broad-based channel and category strength including Western, Outdoor, Workwear and T-shirts. U.S. Wrangler.com increased 27 percent compared to last year. Wrangler international revenue decreased 1 percent (8 percent increase in constant currency) compared to 2021.

Lee brand global revenue was $874 million, a 1 percent decrease (1 percent increase in constant currency) from the prior year. Lee U.S. revenue increased 7 percent compared to last year, primarily driven by Digital. Globally, non-denim categories such as T-shirts experienced significant year-over-year gains. U.S. Lee.com increased 13 percent compared to last year. Lee international revenue decreased 12 percent (6 percent decrease in constant currency) from 2021, driven primarily by the reductions in China due to the impact of COVID lockdowns.

Other global revenue was $11 million, a 17 percent decrease compared to the prior year.

Gross margin was 43.1 percent of revenue, a decrease of 160 basis points compared to 2021 reported gross margin and a 150 basis point decrease compared to 2021 adjusted gross margin. Higher inflationary pressures on input costs, inventory provisions and foreign currency primarily drove the decline. The decline was partially offset by strategic pricing and Digital own.com mix.

Selling, General & Administrative (SG&A) expenses were $778 million on a reported basis and $762 million on an adjusted basis in 2022. As a percent of revenue, adjusted SG&A was 29.0 percent, decreasing 140 basis points compared to adjusted SG&A during the prior year. Increased strategic investments and distribution expenses were more than offset by tight controls of discretionary expenses as well as lower compensation costs.

Operating income was $357 million on a reported basis and $372 million on an adjusted basis. Adjusted operating margin of 14.1 percent decreased 10 basis points compared to adjusted operating margin in the prior year. Benefits from tight expense controls, lower compensation costs and strategic pricing were more than offset by higher inflationary pressures on input costs and inventory provisions.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $390 million on a reported basis and $402 million on an adjusted basis. Adjusted EBITDA margin of 15.3 percent decreased 30 basis points compared to adjusted EBITDA margin during the prior year.

Earnings per share was $4.31 on a reported basis and $4.49 on an adjusted basis compared to reported EPS of $3.31 and adjusted EPS of $4.28, in the prior year.

December 31, 2022, Balance Sheet and Liquidity Review

The Company ended fiscal 2022 with $59 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of December 31, 2022, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.48 per share, payable on March 20, 2023, to shareholders of record at the close of business on March 10, 2023. With a combination of share repurchases and payout of the dividend, the Company returned a total of $166 million to shareholders during 2022.

Inventory at the end of fiscal 2022 was $597 million, up 64 percent compared to the prior-year period and 30 percent compared to pre-pandemic 2019 levels. Year-end inventory sequentially improved by $81 million from the third quarter of 2022. Approximately 90 percent of inventory at the end of the year was core product. The Company is taking proactive actions and expects inventory to return to more normalized levels in mid-2023.

2023 Outlook

The Company’s strategic initiatives are working as evidenced by fourth quarter and full year 2022 results. Although the impacts from near-term macroeconomic factors are uncertain, the Company remains focused on execution to deliver continued strong share gains in the U.S. and to drive structural gross margin improvement in accretive categories, channels and geographies. Accordingly, the Company remains confident in its strategy and expects to continue investing in its brands and capabilities in support of longer-term profitable revenue growth and anticipates robust cash generation as inventory normalizes in 2023.

Thus, the Company is providing its 2023 guidance including the following:

•Revenue is expected to increase at a low-single digit percentage over 2022 with growth fairly balanced between the first and second half. The Company expects first half growth to be driven by the U.S. with continued momentum in POS, share gains and Digital, somewhat tempered by softness in China as the region continues to recover from COVID lockdowns and restrictions. During the second half of 2023, the Company assumes macro consumer demand conditions to be more challenged in the U.S., with the China market more fully reopening.

•Gross margin is expected to be in the range of 43.5 percent to 44.0 percent, increasing 40 to 90 basis points compared to gross margin of 43.1 percent in 2022. Expected increases from continued structural mix shifts to accretive channels such as Digital and International, lower inflationary pressures on input costs and higher AURs, are anticipated to be somewhat offset by impacts from production downtime. The Company expects gross margin benefits to be more second half weighted, driven by geographic and DTC mix, lower production downtime and reduced input cost pressures.

•SG&A investments will continue to be made in the Company’s brands and capabilities in support of longer-term profitable revenue growth, including demand creation, DTC, and International expansion, as well as planned normalization of compensation expenses. Compared to adjusted SG&A in 2022, the Company expects full year SG&A to increase at a mid-single digit percentage, with second half investments anticipated to be stronger than in the first half.

•EPS is expected to be in the range of $4.55 to $4.75. Due primarily to gross margin, the Company expects EPS on a dollar basis to be more weighted to the second half of 2023.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support growth in owned brick and mortar stores, manufacturing, distribution and IT projects.

•The Company expects an effective tax rate of 20 percent to 21 percent. Interest expense is expected to be in the range of $33 million to $38 million. Other Expense is expected to be in the range of $5 million to $10 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of additional share repurchases.

Webcast Information

Kontoor Brands will host its fourth quarter and full year 2022 conference call beginning at 8:30 a.m. Eastern Time today, February 28, 2023. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2022 represent charges related to the globalization of the Company’s operating model and relocation of the European headquarters. Adjustments during 2021 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates, recessionary concerns, distress in global credit markets and foreign currency exchange rates, as well as ongoing global supply chain disruptions, labor challenges, the COVID-19 pandemic and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; reliance on a small number of large customers; the COVID-19 pandemic continues to negatively affect the Company’s business and could continue to result in supply chain disruptions, reduced consumer traffic and purchasing, closed factories and stores, and reduced workforces (including future uncertain effects); intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers;

changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any continued worsening of the global business and economic environment. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars in thousands, except per share amounts)	2022	2021	Change	2022	2021	Change
Net revenues	$731,608	$681,091	7%	$2,631,444	$2,475,916	6%
Costs and operating expenses
Cost of goods sold	432,886	389,632	11%	1,497,076	1,368,190	9%
Selling, general and administrative expenses	214,089	222,813	(4)%	777,703	824,747	(6)%
Total costs and operating expenses	646,975	612,445	6%	2,274,779	2,192,937	4%
Operating income	84,633	68,646	23%	356,665	282,979	26%
Interest expense	(9,804)	(12,312)	(20)%	(34,919)	(38,900)	(10)%
Interest income	324	456	(29)%	1,352	1,480	(9)%
Other income (expense), net	1,225	114	975%	(3,962)	(959)	313%
Income before income taxes	76,378	56,904	34%	319,136	244,600	30%
Income taxes	24,773	12,994	91%	73,643	49,177	50%
Net income	$51,605	$43,910	18%	$245,493	$195,423	26%
Earnings per common share
Basic	$0.93	$0.77		$4.40	$3.40
Diluted	$0.91	$0.75		$4.31	$3.31
Weighted average shares outstanding
Basic	55,485	56,972		55,744	57,394
Diluted	56,666	58,804		56,962	59,086
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2022 and December 2021 correspond to the 13-week and 52-week fiscal periods ended December 31, 2022 and January 1, 2022, respectively. References to December 2022 and December 2021 relate to the balance sheets as of December 31, 2022 and January 1, 2022, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2022	December 2021
ASSETS
Current assets
Cash and cash equivalents	$59,179	$185,322
Accounts receivable, net	225,858	289,800
Inventories	596,836	362,957
Prepaid expenses and other current assets	100,396	72,579
Total current assets	982,269	910,658
Property, plant and equipment, net	104,465	105,155
Operating lease assets	51,029	54,950
Intangible assets, net	13,361	14,638
Goodwill	209,627	212,213
Deferred income taxes	67,282	74,876
Other assets	154,228	160,534
TOTAL ASSETS	$1,582,261	$1,533,024
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$7,280	$249
Current portion of long-term debt	10,000	—
Accounts payable	206,262	214,204
Accrued liabilities	196,989	217,164
Operating lease liabilities, current	19,898	24,195
Total current liabilities	440,429	455,812
Operating lease liabilities, noncurrent	31,506	32,993
Deferred income taxes	6,919	5,572
Other liabilities	70,031	99,192
Long-term debt	782,619	791,317
Commitments and contingencies
Total liabilities	1,331,504	1,384,886
Total equity	250,757	148,138
TOTAL LIABILITIES AND EQUITY	$1,582,261	$1,533,024

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2022	2021
OPERATING ACTIVITIES
Net income	$245,493	$195,423
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37,126	36,599
Stock-based compensation	21,891	38,516
Other, including working capital changes	(220,925)	13,324
Cash provided by operating activities	83,585	283,862
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(18,375)	(10,551)
Capitalized computer software	(10,022)	(26,322)
Other	(1,721)	(2,498)
Cash used by investing activities	(30,118)	(39,371)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	163,000	—
Repayments under revolving credit facility	(163,000)	—
Proceeds from issuance of senior notes	—	400,000
Payment of deferred financing costs	(298)	(8,010)
Repayments of term loans	—	(523,000)
Repurchases of Common Stock	(62,494)	(75,462)
Dividends paid	(103,661)	(95,081)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(11,700)	(1,951)
Other	7,246	(562)
Cash used by financing activities	(170,907)	(304,066)
Effect of foreign currency rate changes on cash and cash equivalents	(8,703)	(3,241)
Net change in cash and cash equivalents	(126,143)	(62,816)
Cash and cash equivalents – beginning of period	185,322	248,138
Cash and cash equivalents – end of period	$59,179	$185,322

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$509,277	$443,600	15%	16%
Lee	218,628	232,917	(6)%	(3)%
Total reportable segment revenues	727,905	676,517	8%	9%
Other revenues (b)	3,703	4,574	(19)%	(19)%
Total net revenues	$731,608	$681,091	7%	9%
Segment profit:
Wrangler	$95,124	$80,152	19%	19%
Lee	19,219	15,722	22%	27%
Total reportable segment profit	$114,343	$95,874	19%	20%
Corporate and other expenses	(28,158)	(27,375)	3%	3%
Interest expense	(9,804)	(12,312)	(20)%	(20)%
Interest income	324	456	(29)%	(18)%
(Loss) profit related to other revenues (b)	(327)	261	(225)%	(230)%
Income before income taxes	$76,378	$56,904	34%	36%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$1,745,805	$1,575,231	11%	12%
Lee	874,366	887,052	(1)%	1%
Total reportable segment revenues	2,620,171	2,462,283	6%	8%
Other revenues (b)	11,273	13,633	(17)%	(17)%
Total net revenues	$2,631,444	$2,475,916	6%	8%
Segment profit:
Wrangler	$321,173	$294,153	9%	10%
Lee	121,056	128,305	(6)%	(3)%
Total reportable segment profit	$442,229	$422,458	5%	6%
Corporate and other expenses	(88,932)	(140,960)	(37)%	(35)%
Interest expense	(34,919)	(38,900)	(10)%	(10)%
Interest income	1,352	1,480	(9)%	1%
(Loss) profit related to other revenues (b)	(594)	522	(214)%	(216)%
Income before income taxes	$319,136	$244,600	30%	31%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other primarily includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel. Other also included sales of third-party branded merchandise at company-owned outlet stores through the first quarter of 2021, after which they were discontinued.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$509,277	$4,633	$513,910
Lee	218,628	7,310	225,938
Total reportable segment revenues	727,905	11,943	739,848
Other revenues	3,703	1	3,704
Total net revenues	$731,608	$11,944	$743,552
Segment profit:
Wrangler	$95,124	$309	$95,433
Lee	19,219	786	20,005
Total reportable segment profit	$114,343	$1,095	$115,438
Corporate and other expenses	(28,158)	(30)	(28,188)
Interest expense	(9,804)	(16)	(9,820)
Interest income	324	52	376
(Loss) profit related to other revenues	(327)	(12)	(339)
Income before income taxes	$76,378	$1,089	$77,467

	Twelve Months Ended December 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,745,805	$18,202	$1,764,007
Lee	874,366	23,887	898,253
Total reportable segment revenues	2,620,171	42,089	2,662,260
Other revenues	11,273	15	11,288
Total net revenues	$2,631,444	$42,104	$2,673,548
Segment profit:
Wrangler	$321,173	$1,643	$322,816
Lee	121,056	3,507	124,563
Total reportable segment profit	$442,229	$5,150	$447,379
Corporate and other expenses	(88,932)	(2,753)	(91,685)
Interest expense	(34,919)	(27)	(34,946)
Interest income	1,352	137	1,489
(Loss) profit related to other revenues	(594)	(11)	(605)
Income before income taxes	$319,136	$2,496	$321,632
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(In thousands, except for per share amounts)	2022	2021

Cost of goods sold - as reported under GAAP	$432,886	$389,632
Restructuring & separation costs (a)	—	1,392
Adjusted cost of goods sold	$432,886	$391,024

Selling, general and administrative expenses - as reported under GAAP	$214,089	$222,813
Restructuring & separation costs (a)	(869)	(4,770)
Adjusted selling, general and administrative expenses	$213,220	$218,043

Interest expense - as reported under GAAP	$(9,804)	$(12,312)
Financing costs (b)	—	4,655
Other adjustments (c)	—	(445)
Adjusted interest expense	$(9,804)	$(8,102)

Other income, net - as reported under GAAP	$1,225	$114
Restructuring & separation benefits (a)	(2,983)	—
Other adjustments (c)	—	445
Adjusted other (expense) income, net	$(1,758)	$559

Diluted earnings per share - as reported under GAAP	$0.91	$0.75
Restructuring & separation (benefits) costs (a)	(0.03)	0.07
Financing costs (b)	—	0.06
Adjusted diluted earnings per share	$0.88	$0.88

Net income - as reported under GAAP	$51,605	$43,910
Income taxes	24,773	12,994
Interest expense	9,804	12,312
Interest income	(324)	(456)
EBIT	$85,858	$68,760

EBITDA	$95,157	$78,684
Restructuring & separation (benefits) costs (a)	(2,114)	3,378
Other adjustments (c)	—	445
Adjusted EBITDA	$93,043	$82,507
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(In thousands, except for per share amounts)	2022	2021

Cost of goods sold - as reported under GAAP	$1,497,076	$1,368,190
Restructuring & separation costs (a)	—	2,662
Adjusted cost of goods sold	$1,497,076	$1,370,852

Selling, general and administrative expenses - as reported under GAAP	$777,703	$824,747
Restructuring & separation costs (a)	(15,609)	(71,820)
Adjusted selling, general and administrative expenses	$762,094	$752,927

Interest expense - as reported under GAAP	$(34,919)	$(38,900)
Financing costs (b)	—	4,655
Other adjustments (c)	—	(1,888)
Adjusted interest expense	$(34,919)	$(36,133)

Other expense, net - as reported under GAAP	$(3,962)	$(959)
Restructuring & separation benefits (a)	(2,983)	—
Other adjustments (c)	—	1,888
Adjusted other (expense) income, net	$(6,945)	$929

Diluted earnings per share - as reported under GAAP	$4.31	$3.31
Restructuring & separation costs (a)	0.18	0.92
Financing costs (b)	—	0.06
Adjusted diluted earnings per share	$4.49	$4.28

Net income - as reported under GAAP	$245,493	$195,423
Income taxes	73,643	49,177
Interest expense	34,919	38,900
Interest income	(1,352)	(1,480)
EBIT	$352,703	$282,020

Depreciation and amortization - as reported under GAAP	$37,126	$36,599
Restructuring & separation costs (a)	—	(2,823)
Adjusted depreciation and amortization	$37,126	$33,776

EBITDA	$389,829	$318,619
Restructuring & separation costs (a)	12,626	66,335
Other adjustments (c)	—	1,888
Adjusted EBITDA	$402,455	$386,842
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2022		2021
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$731,608	$731,608	$681,091	$681,091

Gross margin	$298,722	$298,722	$291,459	$290,067
As a percentage of total net revenues	40.8%	40.8%	42.8%	42.6%

Selling, general and administrative expenses	$214,089	$213,220	$222,813	$218,043
As a percentage of total net revenues	29.3%	29.1%	32.7%	32.0%

Operating income	$84,633	$85,502	$68,646	$72,024
As a percentage of total net revenues	11.6%	11.7%	10.1%	10.6%
Earnings per share - diluted	$0.91	$0.88	$0.75	$0.88

Net income	$51,605	$49,816	$43,910	$51,499
Income taxes	24,773	24,448	12,994	13,438
Interest expense	9,804	9,804	12,312	8,102
Interest income	(324)	(324)	(456)	(456)
EBIT	$85,858	$83,744	$68,760	$72,583

Depreciation and amortization	$9,299	$9,299	$9,924	$9,924

EBITDA	$95,157	$93,043	$78,684	$82,507
As a percentage of total net revenues	13.0%	12.7%	11.6%	12.1%

	Twelve Months Ended December
	2022		2021
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,631,444	$2,631,444	$2,475,916	$2,475,916

Gross margin	$1,134,368	$1,134,368	$1,107,726	$1,105,064
As a percentage of total net revenues	43.1%	43.1%	44.7%	44.6%

Selling, general and administrative expenses	$777,703	$762,094	$824,747	$752,927
As a percentage of total net revenues	29.6%	29.0%	33.3%	30.4%

Operating income	$356,665	$372,274	$282,979	$352,137
As a percentage of total net revenues	13.6%	14.1%	11.4%	14.2%
Earnings per common share - diluted	$4.31	$4.49	$3.31	$4.28

Net income	$245,493	$255,608	$195,423	$253,097
Income taxes	73,643	76,154	49,177	65,316
Interest expense	34,919	34,919	38,900	36,133
Interest income	(1,352)	(1,352)	(1,480)	(1,480)
EBIT	$352,703	$365,329	$282,020	$353,066

Depreciation and amortization	$37,126	$37,126	$36,599	$33,776

EBITDA	$389,829	$402,455	$318,619	$386,842
As a percentage of total net revenues	14.8%	15.3%	12.9%	15.6%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$420,004	$119,674	$3,478	$543,156
Non-U.S. Wholesale	39,990	53,610	—	93,600
Direct-to-Consumer	49,283	45,344	225	94,852
Total	$509,277	$218,628	$3,703	$731,608

Geographic revenues
U.S.	$463,595	$137,601	$3,703	$604,899
International	45,682	81,027	—	126,709
Total	$509,277	$218,628	$3,703	$731,608

	Twelve Months Ended December 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,423,757	$460,799	$9,903	$1,894,459
Non-U.S. Wholesale	183,714	266,201	903	450,818
Direct-to-Consumer	138,334	147,366	467	286,167
Total	$1,745,805	$874,366	$11,273	$2,631,444

Geographic revenues
U.S.	$1,542,593	$521,636	$10,370	$2,074,599
International	203,212	352,730	903	556,845
Total	$1,745,805	$874,366	$11,273	$2,631,444

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2021
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$350,542	$111,047	$3,593	$465,182
Non-U.S. Wholesale	49,149	68,348	966	118,463
Direct-to-Consumer	43,909	53,522	2	97,433
Other	—	—	13	13
Total	$443,600	$232,917	$4,574	$681,091

Geographic revenues
U.S.	$388,384	$130,852	$3,608	$522,844
International	55,216	102,065	966	158,247
Total	$443,600	$232,917	$4,574	$681,091

	Twelve Months Ended December 2021
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,269,718	$420,720	$9,979	$1,700,417
Non-U.S. Wholesale	186,355	301,332	2,854	490,541
Direct-to-Consumer	119,158	165,000	21	284,179
Other	—	—	779	779
Total	$1,575,231	$887,052	$13,633	$2,475,916

Geographic revenues
U.S.	$1,370,916	$487,214	$10,779	$1,868,909
International	204,315	399,838	2,854	607,007
Total	$1,575,231	$887,052	$13,633	$2,475,916

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended December
	2022	2021	2022 to 2021
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$463,595	$388,384	19%	19%
Lee U.S.	137,601	130,852	5%	5%
Other	3,703	3,608	3%	3%
Total U.S. revenues	$604,899	$522,844	16%	16%

Wrangler International	$45,682	$55,216	(17)%	(9)%
Lee International	81,027	102,065	(21)%	(13)%
Other	—	966	(100)%	(100)%
Total International revenues	$126,709	$158,247	(20)%	(12)%

Global Wrangler	$509,277	$443,600	15%	16%
Global Lee	218,628	232,917	(6)%	(3)%
Global Other	3,703	4,574	(19)%	(19)%
Total revenues	$731,608	$681,091	7%	9%

	Twelve Months Ended December
	2022	2021	2022 to 2021
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$1,542,593	$1,370,916	13%	13%
Lee U.S.	521,636	487,214	7%	7%
Other	10,370	10,779	(4)%	(4)%
Total U.S. revenues	$2,074,599	$1,868,909	11%	11%

Wrangler International	$203,212	$204,315	(1)%	8%
Lee International	352,730	399,838	(12)%	(6)%
Other	903	2,854	(68)%	(68)%
Total International revenues	$556,845	$607,007	(8)%	(1)%

Global Wrangler	$1,745,805	$1,575,231	11%	12%
Global Lee	874,366	887,052	(1)%	1%
Global Other	11,273	13,633	(17)%	(17)%
Total revenues	$2,631,444	$2,475,916	6%	8%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended December 2022, restructuring and separation benefits included a $2.6 million pension curtailment gain, $0.4 million of other employee-related benefits and $0.9 million of other costs. During the twelve months ended December 2022, restructuring and separation costs included $13.7 million of severance and employee-related benefit costs, a $2.6 million pension curtailment gain, $0.4 million of other employee-related benefits and $1.9 million of other costs. All restructuring and separation costs during the year ended December 2022 are attributable to the globalization of the Company’s operating model and relocation of the European headquarters. During the three and twelve months ended December 2021, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out, as well as strategic actions taken by the Company to exit certain company-owned outlet stores and transition our India business to a licensed model. Total restructuring and separation adjustments resulted in a corresponding tax impact of $(0.3) million and $(0.7) million for the three months ended December 2022 and December 2021, respectively, and $2.5 million and $15.0 million for the twelve months ended December 2022 and December 2021, respectively.
(b) Financing costs related to expenses incurred to amend the Company's senior secured credit facility and to issue $400.0 million of senior notes. These adjustments had a corresponding tax impact of $1.1 million for the three and twelve months ended December 2021.
(c) Other adjustments have been made for the three and twelve months ended December 2021 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. Management believes these funding fees are not material to evaluating the overall results of the Company and thus has discontinued this adjustment effective in the first quarter of 2022.